UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2009
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-17436 (Commission File Number)	27-0118168 (I.R.S. Employer Identification No.)

650 Madison Avenue	10022
New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
On January 31, 2009, Elvis Presley Enterprises, Inc. (“EPE”), a subsidiary of CKX, Inc. (the “Company”), delivered to FX Luxury, LLC (“FXLR”), a subsidiary of FX Real Estate and Entertainment, Inc. (the “FXRE”), a written notice of default under Section 7.08 of the license agreement between FXLR and EPE due to FXLR’s failure to make the guaranteed annual minimum royalty payment for Calendar Year Ended December 31, 2008 in the amount of $9.0 Million by the January 30, 2009 deadline. FXLR has thirty (30) days to cure this default. If FXLR fails to cure the default prior to the end of the thirty (30) day cure period, EPE would be entitled to terminate the license agreement. FXRE has disclosed that neither it nor FXLR has the funds necessary to make the required payment.
Also on January 31, 2009, Muhammad Ali Enterprises, LLC (“MAE”), a subsidiary of the Company, delivered to FXLR a written notice of default under Section 7.08 of the license agreement between MAE and FXLR due to FXLR’s failure to make the guaranteed annual minimum royalty payment for Calendar Year Ended December 31, 2008 in the amount of $1.0 Million by the January 30, 2009 deadline. FXLR has thirty (30) days to cure this default. If FXLR fails to cure the default prior to the end of the thirty (30) day cure period, MAE would be entitled to terminate the license agreement. FXRE has disclosed that neither it nor FXLR has the funds necessary to make the required payment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
Name:	Jason K. Horowitz
Title:	Senior Vice President

     DATE: February 5, 2009